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                     September 18, 2023

       John Smither
       Interim Chief Financial Officer
       Arcutis Biotherapeutics, Inc.
       3027 Townsgate Road
       Suite 300
       Westlake Village , CA 91361

                                                        Re: Arcutis
Biotherapeutics, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 28,
2023
                                                            File No. 001- 39186

       Dear John Smither:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences